EXHIBIT 99.1

GE Aerospace to acquire Consolidated Precision Products (CPP) September 8 , 2026

GE Aerospace

Caution concerning forward-looking statements:

This document contains "forward-looking statements" – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. Uncertainties related to this transaction, including expected timing and structure, the ability of the parties to satisfy regulatory and other closing conditions and the expected benefits of the transaction, or other matters as described in our SEC filings may cause our actual future results to be materially different than those expressed in our forward-looking statements; see www.geaerospace.com/investor-relations/important-forward-looking-statement-information as well as our annual reports on Form 10-K and quarterly reports on Form 10-Q for additional details. We do not undertake to update our forward-looking statements. This document also includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Non-GAAP financial measures:

In this document, we sometimes use information derived from consolidated financial data but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered alternatives to the corresponding GAAP measures. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures are included in our earnings release and our earnings presentations, as applicable.

Additional information:

Amounts shown on subsequent pages may not add due to rounding. Charts shown on subsequent pages are not to scale.

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Investing in mission - critical castings capacity … airfoil demand growing >30% across commercial engines, aftermarket and defense Accelerates new engine technologies for current fleet and next - generation innovation Strong near and long - term value creation for customers and shareholders … adjusted EPS* and free cash flow* accretive - a) in year 1 Acquiring CPP to support delivery and new technology innovation 3 Purchase price of $11.75B, expect transaction closes in the second half of 2027 * Non - GAAP Financial Measure (a – Excluding one - time costs and deal related amortization

CPP overview

GE Aerospace


~20%
Power and other
~60%
Commercial Aerospace
~$2.0B
'27E revenue
~20%
Defense

Global manufacturer of highly engineered airfoils and structural castings, titanium superalloy and soft metal

Produces castings for nearly every major current gen commercial aircraft program, key defense engines and missile programs

~70% of revenue from commercial and defense engines, remainder primarily missiles and power

~6,600 employees with >20 facilities globally

Collaboration between GE Aerospace and CPP over 15+ years

Strong team with casting domain knowledge

Key supplier to key GE Aerospace programs… LEAP, GEnx, T700, F110, F404

Embraced FLIGHT DECK as a supplier, further opportunity to accelerate

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2026E 2030F 5 Supporting strong demand across commercial engines, aftermarket and defense Growing airfoil demand > 30 % growth GE Aerospace airfoil demand, # of parts Investing today with CPP transaction plus planned capital investments over time Proven model with Avio Aero, Unison and Dowty that serves external customers Investing in mission - critical castings capacity to ensure timely delivery for customers Creating additional jobs to deploy FLIGHT DECK … growing output from increased yield and machine utilization, combined with reduced scrap and rework

6 Accelerates new engine technologies for current fleet and next - generation innovation GE Aerospace enhanced airfoil technology… …improved performance, faster time to market ▪ Enhanced new proprietary airfoil technology enables cooler engine temperature… supporting durability and efficiency for customers ▪ New technology applicable to current (e.g. LEAP) and next generation of engines ▪ Acquisition of CPP integrates design and manufacturing: ‒ Shortens development cycle by leveraging AI and connected data ‒ Ensures manufacturing readiness to deploy new technology for a more reliable ramp Today Future Metal Temps  Colder Hotter  Supporting customers with more durable and efficient technology

Strong near and long-term value creation for customers and shareholders

GE Aerospace

Purchase price of $11.75B, expect transaction closes in the second half of 2027

- Values CPP at ~18x 2027 EBITDA including expected net synergies, ~26x without
- Financed with existing cash and new debt
- No change to capital allocation plans
- Double digit ROIC by year 5

Leveraging FLIGHT DECK to create value

- Increased yield and machine utilization, reduced scrap, and streamlined supply chain
- Net of planned CapEx and OpEx investments

Net synergies



>2x
~$200M
Other
Supply chain
& procurement
Productivity
+3 years
+6 years

Adjusted EPS* and free cash flow* accretive[a)] in year 1

* Non-GAAP Financial Measure
(a – Excluding one-time costs and deal related amortization

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Investing in mission - critical castings capacity … airfoil demand growing >30% across commercial engines, aftermarket and defense Accelerates new engine technologies for current fleet and next - generation innovation Strong near and long - term value creation for customers and shareholders … adjusted EPS* and free cash flow* accretive - a) in year 1 Acquiring CPP to support delivery and new technology innovation 8 Purchase price of $11.75B, expect transaction closes in the second half of 2027 * Non - GAAP Financial Measure (a – Excluding one - time costs and deal related amortization